UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of earliest event reported: July 20, 2019

NovaBay Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33678	68-0454536
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2000 Powell Street, Suite 1150, Emeryville, CA     94608

(Address of Principal Executive Offices) (Zip Code)

(510) 899-8800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange On Which Registered
Common Stock, par value $0.01 per share	NBY	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)          On July 20, 2019, Mark M. Sieczkarek informed the Board of Directors (the “Board”) of NovaBay Pharmaceuticals, Inc. (the “Company”) that he will resign as a member of the Company’s Board, with such resignation to be effective immediately. Mr. Sieczkarek did not resign as a result of any disagreements with the Company on any matter relating to the Company’s operations, policies or practices. In connection with his resignation and his prior employment with the Company, on July 20, 2019, the Company and Mr. Sieczkarek entered into a Severance Agreement and General Release (the “Severance Agreement”). Further details regarding such Severance Agreement are provided in paragraph (e) below.

(d)            On July 20, 2019, effective upon the resignation of Mr. Sieczkarek, the Board appointed Mr. Xiaopei (Ray) Wang to fill the vacancy on the Board resulting from the resignation of Mr. Sieczkarek. The Board further determined that such Class I vacancy resulting from Mr. Sieczkarek’s registration would become a Class II vacancy to evenly divide the directors between the Board’s three classes. Therefore, Mr. Wang will be a Class II director to serve until the Company’s Annual Meeting of Stockholders (“Annual Meeting”) in 2021, subject to his prior death, resignation or removal from office as provided by law. Mr. Wang was nominated by Mr. Jian Ping Fu, the Company’s largest stockholder. Mr. Wang is a non-independent member and will not serve on any committees of the Board.

Mr. Wang, age 38, has served as the Executive Assistant of Greenwood Capital Pty Ltd. since July 2015. Mr. Wang is also currently a director of Greenwood Medical Pty Ltd. and Longford Capital Pty Ltd. Mr. Wang is particularly experienced in international trading and sales with experience in the Australian health system and medical service market. From 2005 to 2015, Mr. Wang  served as the Purchasing Manager, Sales Manager and General Manager of LodeStar International Pty Ltd. Mr. Wang received a bachelor’s degree in Economics from Shandong University of Finance and Economics (formerly Shandong Finance Institute).

There is no other arrangement or understanding between Mr. Wang and any other person pursuant to which he was appointed as a director of the Company. In connection with his service, Mr. Wang will receive the Company’s standard director’s compensation package.

(e)           Pursuant to the terms of the Severance Agreement and subject to applicable law, Mr. Sieczkarek releases and discharges the Company and its principals, agents, officers, employees, directors, heirs, representatives, attorneys, assigns, and their insurance carriers and their agents and employees from any and all claims, demands, sums of money, actions, rights, causes of action, obligations and liabilities of every kind or nature whatsoever, whether or not such claims arose out of or are in any manner connected with or otherwise related to Mr. Sieczkarek’s employment and Board service to the Company.

Additionally, pursuant to the terms of the Severance Agreement and subject to applicable law, the Company releases Mr. Sieczkarek from, and agrees not to sue him, to institute, prosecute, or pursue, any claim, compliant, charge, duty, obligation, demand, or cause of action arising out of or relating to Mr. Sieczkarek’s employment with or responsibilities to the Company and the termination of that employment or those responsibilities, whether presently known or unknown, suspected or unsuspected, against Mr. Sieczkarek arising from any omissions, acts, facts, or damages that have occurred up until and including the effective date of the Severance Agreement.

In exchange for the foregoing release by Mr. Sieczkarek, the Company agrees to grant Mr. Sieczkarek restricted stock units from the Company's 2017 Omnibus Incentive Plan with a fair market value of $220,000 at the date of grant. Both Mr. Sieczkarek and the Company (as relates to its current Board and executive officers) have agreed to non-disparagement restrictions. Mr. Sieczkarek has seven days after signing the Severance Agreement to revoke it.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NovaBay Pharmaceuticals, Inc.

By:	/s/ Justin Hall
Justin Hall
President & Chief Executive Officer and General Counsel

Dated: July 25, 2019